UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

September 29, 2008

Date of report (date of earliest event reported)

Foundation Coal Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32331	42-1638663
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

999 Corporate Boulevard, Suite 300, Linthicum Heights, MD 21090-2227

(Address of Principal Executive Offices)

410-689-7600

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On September 29, 2008, Foundation Coal Holdings, Inc. (“Foundation”) issued a press release announcing that its Board of Directors had authorized an increase its share repurchase program. The program permits Foundation to repurchase up to an additional $100 million of Foundation’s outstanding stock (“Shares”). The program enables Foundation’s management to repurchase Shares from time to time, as market conditions warrant. To date, Foundation has repurchased approximately $72 million worth of stock, leaving an available authorization of approximately $128 million for additional repurchases.

Separately, Foundation announced that Eastern production during the third quarter is anticipated to be approximately 800,000 tons below its previous estimate due primarily to adverse geological conditions, as well as increased regulatory inspection activity. In addition, cash costs and productivity were impacted by escalating wages and a shortage of skilled labor in Central Appalachia.

The company will provide additional details about its year-to-date performance and financial outlook on its upcoming third quarter results call scheduled in October.

A copy of the press release is attached as Exhibit 99.1. This Current Report on Form 8-K and the press release attached hereto are being furnished by the Registrant pursuant to Item 8.01 “Other Events.”

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit

Exhibit 99.1	Foundation Coal Holdings, Inc. Press Release, dated September 29, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 29, 2008

Foundation Coal Holdings, Inc.

/s/ Frank J. Wood
Senior Vice President and Chief Financial Officer